Exhibit C
                                VOTING AGREEMENT

      THIS VOTING AGREEMENT (this "Agreement"), dated this ___ day of March, 2008 is entered into by and among Cytogen Corporation, a Delaware corporation (the "Company"), [__________________________________________________________]
(the "Stockholder") and EUSA Pharma, Inc., a Delaware corporation (the "Parent"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

      WHEREAS, the Stockholder is the legal and beneficial owners of _____________ shares of Company Common Stock which represents ____% of the outstanding shares of Company Common Stock;

      WHEREAS, Company is a party to an Agreement and Plan of Merger, which is being executed contemporaneously herewith, between Company, Merger Sub and Parent, a true and complete copy of which has been provided to the Stockholder (the "Merger Agreement");

      WHEREAS, the Stockholder has agreed to vote all of the Company Capital Stock owned by it, whether beneficially or otherwise, or over which it has voting power (the "Stockholder Shares") in favor of all resolutions to be considered by holders of Company Capital Stock in connection with the transactions contemplated by the Merger Agreement;

      NOW, THEREFORE in consideration of the foregoing premises and as inducement to and in consideration of Parent entering into the Merger Agreement and certain other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      Section 1 Representations and Warranties. The Stockholder hereby represents and warrants, for and in respect of itself and its Stockholder Shares only, that:

            (a) to the extent the Stockholder is an entity, it is duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization; it has the corporate or other power and capacity and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and its obligations hereunder and has received all requisite approvals to enter into this Agreement and to complete the transactions contemplated hereby and, upon the due execution and delivery of this Agreement by the Stockholder, this Agreement shall be a valid and binding agreement enforceable by Parent against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity;


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            (b) the Stockholder is not a party to, bound or affected by or subject to, any material charter, by-law or constituting document provision (in the case of a party that is not an individual), statute, regulation, judgment, order, decree or law which would be: violated, contravened, breached by, or under which default would occur as a result of, the execution, delivery and performance of this Agreement and the Stockholder is not a party to, bound or affected by or subject to any agreement for voting any Company Capital Stock which would be violated, contravened, breached by, or under which default would occur as a result of, the performance of this Agreement; and

            (c) the Stockholder understands and agrees that if the Stockholder attempts to transfer, or provide any other person or entity with the authority to vote any of the Stockholder Shares other than in compliance with this Agreement, Company shall not, and such Stockholder hereby unconditionally and irrevocably instructs Company to not, (i) permit any such transfer on its books and records, (ii) issue a new certificate representing any of such Stockholder Shares, or (iii) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

      Section 2 Covenants.

            (a) Except as otherwise expressly provided herein, the Stockholder hereby covenants that until this Agreement is terminated, the Stockholder will:

                  (i) not, directly or indirectly, take or support any action of any kind that could reasonably be expected to materially reduce the likelihood of success of or delay the consummation of the Merger Agreement;

                  (ii) not, directly or indirectly, initiate, solicit or encourage proposals, requests, inquiries or contacts, or participate in negotiations or discussions, including without limitation, the delivery of non-public information of Company to any third party, for the purpose or with the intention of leading to any proposal, concerning any disposition, directly or indirectly, of any material assets of Company, without limitation, extending to any take-over bid, merger, consolidation or other business combination involving Company or any acquisition of an equity interest in Company representing any material amount of the equity of Company or any similar transaction (a "Competing Proposal"), except for the transactions contemplated by the Merger Agreement; and

                  (iii) not enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or any other entity any non-public information with respect to this Agreement, or otherwise cooperate in any way with any party offering a Competing Proposal.


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            (b) Except as otherwise expressly provided herein or as otherwise agreed to by Parent in writing on or prior to the date hereof, the Stockholder hereby covenants that until this Agreement is terminated, the Stockholder shall not directly or indirectly (v) grant any proxy, power of attorney or other authorization or consent with respect to any of its Stockholder Shares; (w) deposit any of its Stockholder Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of its Stockholder Shares other than this Agreement; or (x) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby (the restrictions in clauses (v), (w), and (x) hereof together with any restrictions contained in the Nondisclosure Agreement between Shareholder and the Company dated January 15, 2008, being referred to as the "Restrictions"). Notwithstanding the forgoing, the Stockholder may transfer or permit the transfer of some or all of its Stockholder Shares to any person, provided, however, that, as a condition precedent to such transfer, (a) such transfer does not adversely affect Parent or Company, including without limitation from a tax perspective or by causing any delay or by reducing the number of the Stockholder Shares subject to this Agreement, and (b) the transferee executes and delivers an agreement in the same form as this Agreement (including the Restrictions) to Parent prior to the transfer.

            (c) The Stockholder agrees that it shall not issue any press release or make any other statement to the public with respect to the Merger Agreement or any other transaction contemplated by the Merger Agreement without the prior consent of Parent, except as may be required by applicable law.

      Section 3 Voting.

      Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees until this Agreement is terminated:

            (a) to vote (or cause to be voted) all of its Stockholder Shares (and any other securities in respect of which such Stockholder has the right to vote) which are eligible to vote at any meeting of holders of Company Capital Stock and in any action by written consent in favor of the Merger Agreement and the transactions contemplated thereby, (the "Merger Transactions");

            (b) to vote (or cause to be voted) all of its Stockholder Shares (and any other securities in respect of which such Stockholder has the right to vote) which are eligible to vote at any meeting of holders of Company Capital Stock and in any action by written consent, against any Competing Proposal;


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            (c) not, without the prior written consent of Parent, to requisition or join in any requisition of any meeting of holders of Company Capital Stock, except with respect to the provisions of this Agreement;

            (d) to vote in favor of adoption of any proposal or action that is reasonably determined by Company to be necessary or appropriate to submit for stockholder approval in order to facilitate the consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger Transactions, and to vote against approval of any proposal made in opposition to or competition with the consummation of the transactions contemplated by the Merger Agreement, including, without limitation the Merger Transactions.

      Section 4 Voting as to Other Matters. For the avoidance of doubt, this Agreement shall not require the Stockholder to vote or grant any proxy to vote, or refrain from voting or granting any proxy to vote, on any matter other than those specified in this Agreement.

      Section 5 Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce its or their rights, either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

      Section 6 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of Company, Parent and the Stockholder and the respective successors and permitted assigns.

      Section 7 Duration of Agreement. Except as specifically set forth herein, the rights and obligations of Parent, Company and the Stockholder set forth herein shall survive until, and this Agreement shall terminate upon, either the consummation of the Merger or termination of the Merger Agreement.

      Section 8 Entire Agreement. This Agreement, together with the other writings referred to herein or delivered pursuant hereto which form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

      Section 9 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:


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        (i)      if to Company, to:

                 Cytogen Corporation
                 650 College Road East, Suite 3100
                 Princeton, New Jersey 08540
                 Attn:  Kevin J. Bratton, Senior Vice President, Finance and CFO

        with a copy to:

                 Morgan, Lewis & Bockius, LLP
                 502 Carnegie Center
                 Princeton, New Jersey 08540
                 Attn:  Emilio Ragosa

        (ii)     if to the Stockholder:

                 to the address set forth on the signature page hereto

        (iii)    if to Parent:

                 EUSA Pharma Inc.
                 Heritage Gateway Centre
                 1980 S. Easton Road, Suite 250
                 Doylestown, PA  18901
                 Attn:  General Counsel

        with copy to:

                 McCarter & English, LLP
                 Four Gateway Center
                 100 Mulberry Street
                 Newark, New Jersey  07102
                 Attn:  Jeffrey Baumel, Esq.

All such notices, requests, consents and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the third business day following the date of such mailing, (c) in the case of overnight mail, on the first business day following the date of such mailing, and (d) in the case of facsimile transmission, when confirmed by facsimile machine report.


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      Section 10 Changes. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, only pursuant to the written consent of Parent, Company and the Stockholder.

      Section 11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      Section 12 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

      Section 13 Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law rules thereof.


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      IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.


                                        COMPANY

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        PARENT

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        STOCKHOLDER

                                        ----------------------------------------
                                        Name:
                                        Address:
                                                 -------------------------------

                                                 -------------------------------

                                                 -------------------------------


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